U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 10-SB
                                 Amendment No. 8

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                  OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b)
                 OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934


                              SECURE NETWERKS, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)




                    Delaware                                                            20-4910418
         -------------------------------                                           -------------------

         (State or other Jurisdiction of                                            (I.R.S. Employer
         Incorporation or Organization)                                            Identification No.)



     10757 So. River Front Pkwy Suite 125, South Jordan, Utah                            84095
     --------------------------------------------------------                          ----------
         (Address of Principal Executive Offices)                                      (Zip Code)


                                 (801) 816-2570
                                 --------------
              (Registrant's Telephone Number, Including Area Code)




        Securities to be registered pursuant to Section 12(b) of the Act:


    Title of Each Class                           Name of Each Exchange on Which
    To Be So Registered                           Each Class is to be Registered
    -------------------                           ------------------------------

    Not Applicable.                               Not Applicable.




        Securities to be registered pursuant to Section 12(g) of the Act:


                                  Common Stock
                                  ------------
                                (Title of Class)







   This registration statement is being filed with the Securities and Exchange
    Commission to cause the registrant to become a reporting issuer under the
                        Securities Exchange Act of 1934.

                                    PART III


ITEM 1.  INDEX TO EXHIBITS

Exhibit
Number                                                      Title of Document
------                                                      -----------------

3.1                   Certificate of Incorporation of Secure Netwerks, Inc., a Delaware corporation.

3.2                   Bylaws of Secure Netwerks, Inc., a Delaware corporation.

10.1                  Sublease Agreement between the Registrant and Acadia Properties, LLC

10.2                  Form Purchase Contract

10.3                  Promissory Note Issued to Chene Gardner

10.4                  Promissory Note Issued to Travis Pera

10.5                  Promissory Note Issued to John Thomas

10.6                  Promissory Note Issued to Kenneth Denos

10.7                  Equipment Lease between Secure Netwerks and Velocity Capital LLC

23.1                  Consent of Bouwhuis, Morrill & Company, LLC.

99.1                  Certification by Chief Executive Officer and Chief
                      Financial Officer, Chene Gardner, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

99.2                  Certification by Chief Executive Officer and Chief
                      Financial Officer, Chene Gardner, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.



                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                 SECURE NETWERKS, INC.


Date:    January 11, 2007                        By: /s/ Chene Gardner
         ----------------                        -------------------------------
         Chene Gardner                           Chief Executive Officer